Exhibit 99.1

Company Contact:	Investor Relations Contact:
Ms. Teresa Zhang	Mr. Crocker Coulson
Chief Financial Officer	President
China Wind Systems, Inc.	CCG Investor Relations
Tel: +86-138-1194-8079	Tel: +1-646-213-1915 (NY office)
Email: teresa.zhang@chinawindsystems.com	Email: crocker.coulson@ccgir.com
www.chinawindsystems.com	www.ccgirasia.com

China Wind Systems, Inc. Announces Preliminary Results for Fiscal Year 2009

Wuxi, Jiangsu Province, China – February 22, 2010 – China Wind Systems, Inc. (NASDAQ: CWS) (“China Wind Systems” or the “Company”), a leading supplier of forged products and industrial equipment to the wind power and other industries in China, today announced preliminary results for the year ended December 31, 2009. The Company has not completed the audit of its 2009 financial results, and the information in this press release is based on preliminary information.  The Company will release its audited financial information concurrently with filing its Form 10-K on or before March 31, 2010.

For the year ended December 31, 2009, revenue increased an estimated 26%, to approximately $53.4 million from $42.3 million in the year ended December 31, 2008. Revenue from the sale of wind energy components exceeded 40% of total revenue in fiscal 2009 and exceeded 52% of total revenues for the fourth quarter of 2009.  For 2009, the non-GAAP net income available to common shareholders increased an estimated 33% to approximately $7.7 million, or $0.34 per diluted share, from $5.8 million, or $0.27 per diluted share, for the year ended December 31, 2008. Non-GAAP fiscal 2009 net income excludes approximately $32,000 of interest expense related to amortization of debt discount from convertible debt and warrants, approximately $462,000 related to a deemed preferred stock dividend, and $128,000 related to interest expense from another debt conversion. Non-GAAP fiscal 2008 net income excludes $2.3 million of interest expenses related to amortization of debt discount related to convertible debt and $2.9 million related to a deemed preferred stock dividend, and $21,000 related to amortization of debt issuance costs.  Full year 2009 preliminary net income available to common shareholders was approximately $7.1 million, or $0.31 per diluted share, up 1,087% from $598,000, or $0.03 per diluted share, for the year ended December 31, 2008.

“In fiscal 2009, our financial performance was primarily driven by the growth in our forged products segment, which increased 91% to $37.9 million from $19.8 million in fiscal 2008. We remain confident in our growth prospects, as we prepare to launch our electro-slag remelted forged product line in March 2010.”

About China Wind Systems, Inc.
China Wind Systems supplies forged rolled rings and shafts to the wind power and other industries and industrial equipment in China. For more information on the Company, visit http://www.chinawindsystems.com. Information on the Company’s Web site or any other Web site does not constitute a portion of this release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

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